Exhibit 99.1

Zedge Announces Second Quarter Fiscal 2018 Results

New York, NY & Trondheim, Norway – March 13, 2018: Zedge, Inc. (NYSE AMERICAN:ZDGE) today announced results for the second quarter of its fiscal year 2018, the three months ended January 31, 2018.

Second Quarter FY 2018 Operational and Financial Highlights

(Results are for the 2nd quarter FY 2018 and are compared to the 2nd quarter FY 2017 except where otherwise noted.)

■	MAU (Monthly Active Users) for the last 30 days of the quarter increased 6.3% to 35.5 million from 33.4 million in the comparable period of 2017 driven primarily by strong growth in the emerging markets;

■	Total installs at January 31, 2018 increased 24.3% to 306.2 million from 246.3 million;

■	Quarterly revenue increased 18.4% to $3.04 million from $2.57 million;

■	Average revenue per MAU derived from our apps (ARPMAU) increased 15.2% for the quarter to $0.0273 from $0.0237, the sixth consecutive quarter of improvement;

■	Selling, General and Administration (SG&A) expense increased 11.8% to $2.59 million from $2.31 million. The FY18 spend included $469 thousand of costs incurred in connection with the launch of Zedge Premium and severance. Excluding those costs, SG&A would have decreased, mainly attributable to the cost reduction initiative implemented as of November 1, 2017;

■	Loss from operations during the quarter was $122 thousand, compared to a loss of $338 thousand. Excluding severance, income from operations would have been $52 thousand;

■	Zedge Premium, our marketplace offering that was launched on iOS in December 2017, is currently being rolled out on Android. Initial conversion rates specific to monetizable actions are positive;

■	Net loss per share of $0.02 in the 2nd quarter of FY 2018 compared to net loss per share of $0.03.

Management Remarks

“Q2 2018 was a solid quarter for Zedge with continued improvements in revenue, user growth and ARPMAU. Zedge Premium, which was introduced to iOS users in December, is off to a good start with encouraging conversion rates, which, while it is still very early, have steadily been improving. Furthermore, Zedge Premium is close to being fully rolled out on Android giving us scale. As previously indicated, building the marketplace will be an iterative process and we are happy with the experience thus far,” said Tom Arnoy, CEO.

“We grew MAU by more than 2 million in the past quarter with the overwhelming majority of this growth in the emerging markets. Our growth strategy calls for optimizing the product for both well developed economies where advertising rates and disposable income are higher as well as in emerging markets where we have access to an untapped market. To this end, we rolled out an Android Go compliant version of Zedge to capitalize on this segment. Android Go is a version of Google’s operating system crafted for low-end Android phones, which are becoming prevalent in certain emerging markets. Our goal is to use the combination of Zedge Premium, ongoing improvements in the flagship product and new content offerings to draw more users into the app resulting in continued user growth and improved monetization.”

Jonathan Reich, CFO and COO of Zedge, said, “Our focused approach continues serving us well. Year over year, SG&A increased 11.8% to $2.59 million from $2.31 million, primarily attributable to the costs incurred in connection with Zedge Premium and severance totaling $469 thousand. The cost cutting measures we implemented, including headcount reduction, have trimmed SG&A spend outside of those two items. We are excited by the opportunities that we see ahead of us, will continue investing propitiously in order to turn these into reality and manage our expenses to drive shareholder value.”

Financial Results by Quarter (in thousands of USD, other than Loss per Share and ARPMAU)

	Q2	Q2			Q2	Q1
	FY ’18	FY ’17	DELTA	% Change	FY ’18	FY ’18	DELTA	% Change
Revenue	$3,045	$2,572	$473	18.4%	$3,045	$2,659	$386	14.5%
Direct Cost of Revenue	$356	$412	$(56)	-13.6%	$356	$372	$(16)	-4.3%
Total SG&A	$2,586	$2,314	$272	11.8%	$2,586	$2,972	$(386)	-13.0%
Depreciation & Amortization	$225	$184	$41	22.3%	$225	$157	$68	43.3%
Loss from Operations	$(122)	$(338)	$216	-63.9%	$(122)	$(842)	$720	-85.5%
Net (Loss)/Gain from FX & Other	$(39)	$(10)	$(29)	290.0%	$(39)	$8	$(47)	-587.5%
Provision for (benefit from) income taxes	$12	$(22)	$34	-154.5%	$12	$(14)	$26	-185.7%
Net Loss	$(173)	$(326)	$153	-46.9%	$(173)	$(820)	$647	-78.9%
Loss Per Share	(0.02)	$(0.03)	$0.01	-33.3%	$(0.02)	$(0.08)	$0.06	-75.0%
Total Current Assets Less Total Current Liabilities	$4,353	$5,807	$(1,454)	-25.0%	$4,353	$4,242	$111	2.6%
MAU (Million)	35.5	33.4	2.1	6.3%	35.5	33.4	2.1	6.3%
Total Installs (Million)	306.2	246.3	59.9	24.3%	306.2	288.8	17.4	6.0%
ARPMAU	$0.0273	$0.0237	$0.0036	15.2%	$0.0273	$0.0256	$0.0017	6.6%

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Earnings Announcement and Supplemental Information

Zedge will host a conference call at 8:00 AM ET today, March 13, beginning with management’s discussion of results, outlook and strategy followed by Q&A with investors.

To participate in the call, please dial toll-free 1-888-317-6003 (US toll free) or 1-412-317-6061 (outside the U.S.) at least five minutes before the 8:00 AM Eastern start, ask for the Zedge earnings conference call, and enter the conference ID: 4461588

The call will be webcast through this URL: https://services.choruscall.com/links/zdge180313AmrTm8pl.html

Following the call and continuing through Tuesday, March 20th, a call replay will be available through the Zedge investor relations website and by dialing 1-877-344-7529 (US toll free), or 1-412-317-0088 (outside the U.S) and entering the replay access code: 10117223

Forward Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

About Zedge

Zedge is a content platform, and global leader in smartphone personalization, with more than 300 million app installs and over 35 million monthly active users. People use Zedge to make their smartphones more personal; to express their emotions, tastes and interests using wallpapers, icons, widgets, ringtones and more. The Zedge platform enables brands, artists and creators to share their smartphone personalization content with their fans in order to extend their reach, reinforce their message and gain valuable insight into how customers interact with their content.

Contact:

Jonathan Reich

ir@zedge.net

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ZEDGE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	January 31,	July 31,
	2018	2017
	(in thousands, except par value)
Assets
Current assets:
Cash and cash equivalents	$4,160	$4,580
Trade accounts receivable, net of allowance for doubtful accounts of $0 at January 31, 2018 and July 31, 2017	1,819	1,712
Prepaid expenses	284	315
Other current assets	320	427
Total current assets	6,583	7,034
Property and equipment, net	3,098	2,678
Goodwill	2,586	2,518
Other assets	299	301
Total assets	$12,566	$12,531
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$277	$33
Accrued expenses	1,944	1,840
Due to IDT Corporation	9	36
Total current liabilities	2,230	1,909
Total liabilities	2,230	1,909
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—2,400; no shares issued	-	-
Class A common stock, $.01 par value; authorized shares—2,600; 525 shares issued and outstanding at January 31, 2018 and July 31, 2017	5	5
Class B common stock, $.01 par value; authorized shares—40,000; 9,532 and 9,123 shares issued and outstanding at January 31, 2018 and July 31, 2017, respectively	95	91
Additional paid-in capital	22,048	21,446
Accumulated other comprehensive loss	(482)	(584)
Accumulated deficit	(11,330)	(10,336)
Total stockholders’ equity	10,336	10,622
Total liabilities and stockholders’ equity	$12,566	$12,531

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ZEDGE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2018	2017	2018	2017
	(in thousands, except per share data)		(in thousands, except per share data)

Revenues	$3,045	$2,572	$5,704	$4,955
Costs and expenses:
Direct cost of revenues (exclusive of amortization of capitalized software and technology development costs included below)	356	412	728	780
Selling, general and administrative	2,586	2,314	5,558	4,070
Depreciation and amortization	225	184	382	322
Write-off of capitalized software and technology development costs	-	-	-	9
Loss from operations	(122)	(338)	(964)	(226)
Interest and other income	4	7	14	8
Net (loss) gain resulting from foreign exchange transactions	(43)	(17)	(45)	33
Loss before income taxes	(161)	(348)	(995)	(185)
Provision for (benefit from) income taxes	12	(22)	(2)	(21)
Net loss	(173)	(326)	(993)	(164)
Other comprehensive income (loss):
Changes in foreign currency translation adjustment	239	(14)	102	59
Total other comprehensive income (loss)	239	(14)	102	59
Total comprehensive income (loss)	$66	$(340)	$(891)	$(105)
Loss per share attributable to Zedge, Inc. common stockholders:
Basic and diluted	$(0.02)	$(0.03)	$(0.10)	$(0.02)
Weighted-average number of shares used in calculation of loss per share:
Basic and diluted	9,749	9,413	9,703	9,337

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ZEDGE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended January 31,
	2018	2017
	(in thousands)
Operating activities
Net loss	$(993)	$(164)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	382	322
Deferred income taxes	6	5
Stock-based compensation	272	143
Write-off of capitalized software and technology development costs	-	9
Stock issued to FreeForm noteholders	242	-
Change in assets and liabilities:
Trade accounts receivable	(107)	51
Prepaid expenses and other current assets	138	(258)
Other assets	(4)	(2)
Trade accounts payable and accrued expenses	344	335
Due to IDT Corporation	(27)	(222)
Deferred revenue	-	(14)
Net cash provided by operating activities	253	205
Investing activities
Capitalized software and technology development costs and purchase of equipment	(798)	(757)
Net cash used in investing activities	(798)	(757)
Financing activities
Proceeds from exercise of stock options	91	166
Net cash provided by financing activities	91	166
Effect of exchange rate changes on cash and cash equivalents	34	12
Net decrease in cash and cash equivalents	(420)	(374)
Cash and cash equivalents at beginning of period	4,580	5,978
Cash and cash equivalents at end of period	$4,160	$5,604

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